As filed with the Securities and Exchange Commission on May 3, 2004
                                                      File No. 333- ____________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                HEICO Corporation
             (Exact Name of Registrant as Specified in Its Charter)

                               3000 Taft Street
                           Hollywood, Florida 33021
     Florida             (Address, Including Zip Code,
 (State or Other             and Telephone Number,
 Jurisdiction of            Including Area Code, of             65-0341002
 Incorporation or           Registrant's Principal           (I.R.S. Employer
  Organization)               Executive Offices)          Identification Number)

                                   ----------

      Thomas S. Irwin, Executive Vice President and Chief Financial Officer
                                HEICO Corporation
                                3000 Taft Street
                            Hollywood, Florida 33021
                    Phone: (954) 987-4000 Fax: (954) 987-8228
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   ----------

                                 With a copy to:
                             Jonathan L. Awner, Esq.
                               Akerman Senterfitt
                     One Southeast Third Avenue, 28th Floor
                                 Miami, FL 33131
                    Phone: (305) 374-5600 Fax: (305) 374-5095

                                   ----------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
               TITLE OF EACH CLASS                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM          AMOUNT OF
                  OF SECURITIES                       AMOUNT TO     AGGREGATE OFFERING  AGGREGATE OFFERING       REGISTRATION
               TO BE REGISTERED/(1)/                BE REGISTERED     PRICE PER UNIT         PRICE(2)                 FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...........             (3)           (4)                       --                   --
Class A Common Stock, par value $.01 per share...             (3)           (4)                       --                   --
Preferred Stock, par value $.01 per share........             (5)           (4)                       --                   --
Debt Securities..................................             (6)           (4)                       --                   --
Depositary Shares................................             (7)           (4)                       --                   --
Warrants.........................................             (8)           (4)                       --                   --
Units............................................             (9)           (4)                       --                   --
                                                  --------------       -------          ----------------         ------------
  Subtotal.......................................             --            --          $ 120,000,000.00         $  15,204.00/(10)/
Secondary Offering of Class A Common Stock
 by Selling Shareholders......................... 500,000 Shares       $ 13.51/(11)/        6,755,000.00/(11)/         855.86
  Total..........................................                                       $ 126,712,500.00         $  16,059.86
                                                                                        ================         ============
===================================================================================================================================

(Footnotes appear on the following page)

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

(1) This Registration Statement also covers common stock, Class A common stock, preferred shares, debt securities, depository shares, warrants and units which may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder.

(2) In no event will the aggregate maximum offering price of all securities issued and sold by the Registrant pursuant to this Registration Statement exceed $120,000,000 or the equivalent thereof in foreign currencies or currency units. Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(3) Subject to footnote 2, there is being registered hereunder an indeterminate number of shares of common stock and Class A common stock as may be sold, from time to time, by the Registrant. There also is being registered hereunder an indeterminate number of shares of common stock and Class A common stock as may be issuable upon conversion of the debt securities or the preferred stock, upon exercise of warrants, or as may be part of unit securities registered hereby. The aggregate amount of common stock and Class A common stock registered hereunder is limited, solely for purposes of any market offerings, to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933, as amended. Preferred share purchase rights automatically attach to any shares of HEICO common stock and Class A common stock that are registered hereunder. These rights will be issued for no additional consideration because the value attributable to the rights, if any, is reflected in the value of the common stock and Class A common stock. Accordingly, no additional registration fee is payable.

(4) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D of Form S-3 and (b) will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(5) Subject to footnote 2, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold, from time to time, by the Registrant. There also is being registered hereunder an indeterminate number of shares of preferred stock as shall be issuable upon exercise of warrants, or as may be part of unit securities registered hereby. In addition, there is being registered hereunder such indeterminate number of shares of preferred stock, for which no consideration will be received by the Registrant, as may be issued upon conversion or exchange of debt securities of the Registrant.

(6) Subject to footnote 2, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time, by the Registrant. Such amount shall be increased, if any debt securities are issued at an original issue discount, by an amount such that the net proceeds to be received by the Registrant shall be equal to the above amount to be registered. Also, in addition to any debt securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of debt securities as may be issued upon conversion or exchange of other debt securities, preferred stock or depositary shares of the Registrant, for which no consideration will be received by the Registrant, or upon exercise of warrants, or as may be part of unit securities registered hereby.

(7) Subject to footnote 2, there is being registered hereunder an indeterminate number of depository shares, such indeterminate number of depositary shares to be evidenced by depositary receipts, representing a fractional interest of a share of preferred stock.

(8) Subject to footnote 2, there is being registered hereunder an indeterminate number of warrants representing rights to purchase debt securities, shares of common stock, Class A common stock or preferred stock or depositary shares of the Registrant registered hereby.

(9) Subject to footnote 2, there is being registered hereunder an indeterminate number of units comprising one or more debt securities, shares of common stock, shares of Class A common stock, shares of preferred stock, and warrants in any combination.

(10) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(11) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the high and low sales prices of the Class A Common Stock as reported on the NYSE on April 29, 2004.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    Subject To Completion, dated May 3, 2004

PROSPECTUS

                                  $120,000,000

                           [LOGO OF HEICO CORPORATION]

                                  Common Stock
                              Class A Common Stock
                                 Preferred Stock
                                 Debt Securities
                                Depository Shares
                                    Warrants
                                      Units

                                   ----------

        HEICO Corporation may offer from time to time up to $120,000,000 of common stock, Class A common stock, preferred stock, debt securities, depositary shares, warrants and units. In addition, the selling shareholders listed on the selling shareholder table included in this prospectus may from time to time offer up to 500,000 shares of Class A common stock. We will not receive any proceeds from sales of common shares by the selling shareholders.

        This prospectus describes the general terms of these securities and the general manner in which we and the selling shareholders will offer the securities. The specific terms of any securities we or the selling shareholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we and the selling shareholders will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Our common stock is traded on the New York Stock Exchange under the symbol "HEI." The last reported sale price of our common stock on April 29, 2004, was $16.80 per share. Our Class A common stock trades on the NYSE under the symbol "HEI.A." The last reported sale price of our Class A common stock April 29, 2004 was $13.58 per share. We will make application to list any shares of common stock or Class A common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the supplement will disclose the exchange or market.

                                   ----------

        Investing in these securities involves risks. See "Risk Factors" beginning on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is            .

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

About This Prospectus.......................................................ii
Forward-Looking Statements..................................................ii
Prospectus Summary...........................................................3
Risk Factors.................................................................6
Use of Proceeds.............................................................12
Dividend Policy.............................................................12
Price Range of Common Stock and Class A Common Stock and Dividends..........13
Ratio of Earnings To Fixed Charges..........................................14
Selling Shareholders........................................................15
Description of Our Capital Stock............................................17
Description of Debt Securities..............................................19
Description of Depositary Shares............................................28
Description of Warrants.....................................................31
Description of Units........................................................34
Legal Ownership of Securities...............................................36
Plan of Distribution........................................................39
Legal Matters...............................................................41
Experts.....................................................................41
Where You Can Find More Information.........................................42
Incorporation of Documents by Reference.....................................42

                                   ----------

        You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings. In addition, the selling shareholders listed on the table included in this prospectus may offer up to 500,000 shares of our Class A common stock. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

        When used in this prospectus and any prospectus supplement, the terms "HEICO," "we," "our," and "us" refer to HEICO Corporation and its subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus, any prospectus supplement and the documents to which we have referred you before you choose to invest in these securities.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The most important factors that could prevent us from achieving our goals and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include the following:

        .    lower demand for commercial air travel or airline fleet changes;
        .    our ability to comply with government regulation compliance;
        .    retirement of commercial aircraft;
        .    reduction in defense or space spending by military and other government agencies;
        .    competition from existing and new competitors;
        .    ineffective development and manufacture of new products, equipment and services;
        .    increased product specification costs and requirements;
        .    uninsured product liability claims and environmental liabilities brought against us; and
        .    our inability to grow our company, organically or through
             acquisitions.

                               PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in these securities. You should carefully read the entire prospectus, including the "Risk Factors" section, the documents incorporated by reference into this prospectus and any prospectus supplement.

HEICO CORPORATION

        HEICO Corporation believes it is the world's largest manufacturer of Federal Aviation Administration approved jet engine and aircraft component replacement parts, other than the original equipment manufacturers, which we refer to as "OEMs," and their subcontractors. HEICO is also a leading manufacturer of various types of electronic equipment for the aviation, defense, space, medical, telecommunications and electronics industries.

        Our business is comprised of two operating segments:

        The Flight Support Group. Our Flight Support Group, consisting of HEICO Aerospace Holdings Corp. and its subsidiaries, accounted for 73% of our revenues in fiscal 2003. This Group uses proprietary technology to design and manufacture jet engine and aircraft component replacement parts for sale at lower prices than those manufactured by OEMs. These parts are approved by the FAA and are the functional equivalent of parts sold by OEMs. In addition, the Flight Support Group repairs, refurbishes and overhauls jet engine and aircraft components for domestic and foreign commercial air carriers and aircraft repair companies, and manufactures thermal insulation products and other component parts primarily for aerospace, defense and commercial applications.

        The Flight Support Group competes with the leading industry OEMs and, to a lesser extent, with a number of smaller, independent parts distributors. Historically, the three principal jet engine OEMs, General Electric (including CFM International), Pratt & Whitney and Rolls Royce, have been the sole source of substantially all jet engine replacement parts for their jet engines. Other OEMs have been the sole source of replacement parts for their aircraft component parts. While we believe that we currently supply less than 2% of the market for jet engine and aircraft component replacement parts, we have consistently been adding new products to our line and currently hold Parts Manufacturer Approvals, which we refer to as "PMAs," from the FAA for approximately 3,200 jet engine and aircraft component replacement parts.

        We believe that, based on our competitive pricing, reputation for high quality, short lead time requirements, strong relationships with domestic and foreign commercial air carriers and repair stations (companies that overhaul aircraft engines and/or components), strategic relationships with Lufthansa and other major airlines and successful track record of receiving PMAs from the FAA, we are uniquely positioned to continue to increase our product lines and gain market share.

        The Electronic Technologies Group. Our Electronic Technologies Group, consisting of HEICO Electronic Technologies Corp. and its subsidiaries, accounted for 27% of our revenues in fiscal 2003. Through our Electronic Technologies Group, which derived approximately 60% of its sales in fiscal 2003 from the sale of products and services to U.S. and foreign military agencies, we design, manufacture and sell various types of electronic, microwave and electro-optical products, including infrared simulation and test equipment, hybrid laser rangefinder receivers, electrical power supplies, back-up power supplies, electromagnetic interference and radio frequency interference shielding, high power laser diode drivers, amplifiers, photodetectors, amplifier modules and flash lamp drivers. In addition, the Electronic

Technologies Group also repairs and overhauls inertial navigation systems and other avionics, instruments, and components for commercial, military and business aircraft operators.

        We have continuously operated in the aerospace industry for more than 40 years. Since assuming control in 1990, our current management has achieved significant sales and profit growth through a broadened line of product offerings, an expanded customer base, increased research and development expenditures and the completion of a number of acquisitions. As a result of internal growth and acquisitions, our revenues have grown from $32.3 million in fiscal 1990 to $176.5 million in fiscal 2003, a compound annual growth rate of approximately 14%. During the same period, we improved our income from a net loss of $0.5 million to a net income of $12.2 million.

INDUSTRY TRENDS

        We feel we are well positioned among our competitors and expect to capitalize on a number of trends in the aviation and defense industries that will contribute to growth in the market for jet engine replacement parts, aircraft repair and overhaul services and electronic equipment:

    . Improved Outlook for Commercial Aerospace Market. The near term outlook has improved as the positive trend in revenue per available seat mile is expected to continue, along with the continuation of cost reduction efforts industry-wide. Capacity, as measured by available seat miles, is also expected to increase as some previously parked aircraft are redeployed. The long term outlook remains positive due to expected commercial and cargo traffic and fleet growth over the next 20 years. These trends should increase the need for replacement parts and maintenance on existing and new aircraft.

    . Increased Commercial Aviation Outsourcing. Airlines have come under increasing pressure during the last decade to reduce the costs associated with providing air transportation services and have been increasingly outsourcing many of these services, including maintenance, repair and overhaul services. We believe that as a result of this outsourcing trend, the volume of business handled by outside providers, such as HEICO, in the jet engine maintenance, repair and overhaul industry should continue to grow.

    . Consolidation of the Commercial Aviation Service and Supply Chain. In order to reduce purchasing costs and streamline purchasing decisions, airline purchasing departments have been reducing the number of their "approved" suppliers. We believe that only those participants with adequate financial resources and a reputation for quality will continue to be selected as approved suppliers and survive the consolidation.

    . Increased Safety Requirements. We believe that the trend toward more stringent maintenance requirements and more frequent maintenance and overhaul has increased the size of the market for the replacement or repair of jet engine and aircraft components. We believe that, because of our established ability to satisfy the FAA's PMA process and our long-standing emphasis on quality control, HEICO will benefit from the evolving maintenance and safety standards.

    . Increasing Military and Space Spending. We believe the recent trend in increased military spending is likely to continue as the federal government is considering further increases in national defense budgets. According to the United States Office of Management and Budget, national defense spending increased, on average, 8.6% per annum from 1998 to 2003 as the United States has increased its efforts in the war on terrorism. In addition, we believe the global space industry will continue to grow. According to the International Space Business Council, the space industry generated $96.9 billion in revenues in 2003 and is expected to reach $104.6 billion in 2004, an increase of 7.9%. These trends may increase demand for our products.

GROWTH STRATEGY

        We feel we are well positioned within our industry due to several competitive strengths. These include having an extensive product line of jet engine and aircraft component replacement parts, a competitive price advantage over the OEMs, a reputation for quality, niche market positions for several of our electro-optical products, extensive and consistent new product research and development and excellent strategic partnerships. We intend to employ the following strategies to enhance these competitive strengths and help ensure profitable growth going forward:

    . Expand New Product Development. We intend to broaden our current jet engine and aircraft component replacement parts product lines through the development and receipt of additional PMAs from the FAA and thereby increase our market penetration. We intend to operate in markets that offer a high growth profile and produce products that hold niche positions with high margin potential.

    . Expand Our Electronics, Defense and Space Businesses. We intend to grow our presence in these markets. We will continue to focus on developing advanced and proprietary technology that can be used in products involving greater stand-off targeting by the United States military and allied foreign military customers and for the development of those products, as United States military strategy is increasingly based upon attacking enemy targets from greater distances. In addition, our products frequently offer a lower cost alternative for major military prime contractors and the U.S. government compared with other development or testing methods.

    . Create New Strategic Relationships. In 1997, we formed a strategic alliance with Lufthansa. In connection with this strategic alliance, Lufthansa has invested over $50 million in our company, to acquire and maintain a 20% minority interest in HEICO Aerospace, and to partially fund the accelerated development of additional FAA-approved replacement parts for jet engines and aircraft components. In addition, we have established strategic relationships with other leading airlines such as American Airlines, United Airlines, Air Canada, Delta Air Lines and Japan Airlines, providing these customers with a reliable supply of low cost replacement parts and, to a lesser extent, to share costs and risks associated with new product development. We will continue to seek partnerships that offer similar advantages to both HEICO and our customers.

    . Effectively Utilize Our Competitive Pricing Model and Our Reputation for Quality. We offer high quality replacement parts at lower prices than the OEMs. These replacement parts are available for sale once they have completed a comprehensive FAA approval process. Based on our success in receiving PMAs from the FAA, as well as our consistent passing of periodic FAA facility reviews, we believe that we have an outstanding reputation with the FAA, with our customers and with other industry participants. We will continue to relentlessly market the unique solutions we provide in order to grow our business and take market share from the OEMs.

    . Make Complementary Acquisitions. A key element of our strategy involves growth through acquisitions in both the Flight Support Group and the Electronic Technologies Group. In making acquisitions, we seek to expand product offerings and capabilities available to our customers, expand our customer base and increase our research and development and marketing efforts. We have completed 22 acquisitions in our primary business lines since 1991, including 14 in our Flight Support Group and 8 in our Electronic Technologies Group.

                                     ******

        Our principal executive offices are located at 3000 Taft Street, Hollywood, Florida 33021, and our telephone number is (954) 987-4000. Our website address is www.heico.com. Information included on our web site is not a part of this prospectus.

                                  RISK FACTORS

        Investing in our securities involves risks. In addition to the information set forth elsewhere in this prospectus and in the documents incorporated by reference into this prospectus and in any prospectus supplement, you should carefully consider the following factors relating to us and our securities in deciding whether to invest in our securities. There may be additional risks to an investment in our securities that are not described in this Risk Factors section.

Our success is highly dependent on the performance of the aviation industry, which could be impacted by lower demand for commercial air travel or airline fleet changes causing lower demand for our goods and services.

        Economic factors and passenger security concerns that affect the aviation industry also affect our business. The aviation industry has historically been subject to downward cycles from time to time which reduce the overall demand for jet engine and aircraft component replacement parts and repair and overhaul services, and such downward cycles result in lower prices and greater credit risk. These economic factors and passenger security concerns may have a material adverse effect on our business, financial condition and results of operations.

We are subject to governmental regulation and our failure to comply with these regulations could cause the government to withdraw or revoke our authorizations and approvals to do business and could subject us to penalties and sanctions that could harm our business.

        Governmental agencies throughout the world, including the FAA, highly regulate the manufacture, repair and overhaul of aircraft parts and accessories. We include with the replacement parts that we sell to our customers documentation certifying that each part complies with applicable regulatory requirements and meets applicable standards of airworthiness established by the FAA or the equivalent regulatory agencies in other countries. In addition, our repair and overhaul operations are subject to certification pursuant to regulations established by the FAA. Specific regulations vary from country to country, although compliance with FAA requirements generally satisfies regulatory requirements in other countries. The revocation or suspension of any of our material authorizations or approvals would have an adverse effect on our business, financial condition and results of operations. New and more stringent government regulations, if adopted and enacted, could have an adverse effect on our business, financial condition and results of operations. In addition, some sales to foreign countries of the equipment manufactured by our Electronic Technologies Group require approval or licensing from the U.S. government. Denial of export licenses could reduce our sales to those countries and could have a material adverse effect on our business.

The retirement of commercial aircraft could reduce our revenues.

        Our Flight Support Group designs, manufactures and distributes jet engine and aircraft component replacement parts and also offers repairs, refurbishments and overhauls of jet engine and aircraft components. If aircraft for which we have replacement parts or supply repair and overhaul services are retired and there are fewer aircraft that require these parts or services our revenues may decline.

Reductions in defense or space spending by U.S. and/or foreign customers could reduce our revenues.

        In fiscal 2003, approximately 60% of the sales of our Electronic Technologies Group were derived from the sale of products and services to U.S. and foreign military agencies and their suppliers. A decline in defense or space budgets or additional restrictions imposed by the U.S. government on sales of products or services to foreign military agencies could lower sales of our products and services.

Intense competition from existing and new competitors may harm our business.

        We face significant competition in each of our businesses.

    Flight Support Group

        . For jet engine replacement parts, we compete with the industry's leading jet engine OEMs, particularly Pratt & Whitney and General Electric.

        . For the overhaul and repair of jet engine and airframe components, we compete with:

            - major commercial airlines, many of which operate their own maintenance and overhaul units;

            -   OEMs, which manufacture, repair and overhaul their own parts;
                and

            -   other independent service companies.

    Electronic Technologies Group

        . For the design and manufacture of various types of electronic and electro-optical equipment and the repair and overhaul of inertial navigation systems and other avionics equipment, we compete in a fragmented marketplace with a number of companies, some of which are well capitalized.

        The aviation aftermarket supply industry is highly fragmented, has several highly visible leading companies and is characterized by intense competition. Some of our OEM competitors have greater name recognition than HEICO, as well as complementary lines of business and financial, marketing and other resources that HEICO does not have. In addition, OEMs, aircraft maintenance providers, leasing companies and FAA-certificated repair facilities may attempt to bundle their services and product offerings in the supply industry, thereby significantly increasing industry competition. Moreover, our smaller competitors may be able to offer more attractive pricing of parts as a result of lower labor costs or other factors. A variety of potential actions by any of our competitors, including a reduction of product prices or the establishment by competitors of long-term relationships with new or existing customers, could have a material adverse effect on our business, financial condition and results of operations. Competition typically intensifies during cyclical downturns in the aviation industry, when supply may exceed demand. We may not be able to continue to compete effectively against present or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

Our success is dependent on the development and manufacture of new products, equipment and services, and our inability to introduce new products and product pricing levels could reduce our sales or sales growth.

        The aviation, defense, space and electronics industries are constantly undergoing development and change and, accordingly, new products, equipment and methods of repair and overhaul service are likely to be introduced in the future. In addition to manufacturing electronic and electro-optical equipment and selected aerospace and defense components for OEMs and the U.S. government and repairing jet engine and aircraft components, we re-design sophisticated aircraft replacement parts originally developed by OEMs so that we can offer the replacement parts for sale at substantially lower prices than those manufactured by the OEMs. Consequently, we devote substantial resources to research and product development. Technological development poses a number of challenges and risks, including the following:

        . We may not be able to successfully protect the proprietary interests we have in various aircraft parts, electronic and electro-optical equipment and our repair processes;

        . As OEMs continue to develop and improve jet engines and aircraft components, we may not be able to re-design and manufacture replacement parts that perform as well as those offered by OEMs or we may not be able to profitably sell our replacement parts at lower prices than the OEMs;

        .   We may need to expend significant capital to:

            -   purchase new equipment and machines,
            -   train employees in new methods of production and service, and
            -   fund the research and development of new products; and

        . Development by our competitors of patents or methodologies that preclude us from the design and manufacture of aircraft replacement parts or electrical and electro-optical equipment could adversely affect our business, financial condition and results of operations.

        In addition, we may not be able to successfully develop new products, equipment or methods of repair and overhaul service, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Product specification costs and requirements could cause an increase to our costs to complete contracts.

        Although our engineering teams have usually successfully foreseen contract completion costs, the costs to meet customer specifications and requirements could result in us having to spend more to design or manufacture products in our Electronic Technologies Group and this could reduce our profit margins on current contracts or those we obtain in the future.

We may incur product liability claims that are not fully insured.

        Our jet engine and aircraft component replacement parts and repair and overhaul services expose our business to potential liabilities for personal injury or death as a result of the failure of an aircraft component that we have designed, manufactured or serviced. The commercial aviation industry occasionally has catastrophic losses that may exceed policy limits. An uninsured or partially insured claim, or a claim for which third-party indemnification is not available, could have a material adverse effect on our business, financial condition and results of operations. Additionally, insurance coverage costs increased following the events that occurred on September 11, 2001 and may become even more expensive in the future. Our customers typically require us to maintain substantial insurance coverage and our inability to obtain insurance coverage at commercially reasonable rates could have a material adverse effect on our business.

We may not have the administrative, operational or financial resources to continue to grow the company.

        We have experienced rapid growth in recent periods and intend to continue to pursue an aggressive growth strategy, both through acquisitions and internal expansion of products and services. Our growth to date has placed, and could continue to place, significant demands on our administrative, operational and financial resources. We may not be able to grow effectively or manage our growth successfully, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to execute our acquisition strategy, which could slow our growth.

        A key element of our strategy is growth through the acquisition of additional companies. Our acquisition strategy is affected by and poses a number of challenges and risks, including the following:

        .   Availability of suitable acquisition candidates;

        .   Availability of capital;

        .   Diversion of management's attention;

        .   Integration of the operations and personnel of acquired companies;

        .   Potential write downs of acquired intangible assets;

        .   Potential loss of key employees of acquired companies;

        .   Use of a significant portion of our available cash;

        . Significant dilution to our shareholders for acquisitions made utilizing our securities; and

        .   Consummation of acquisitions on satisfactory terms.

        We may not be able to successfully execute our acquisition strategy, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may incur environmental liabilities and these liabilities may not be covered by insurance.

        Our operations and facilities are subject to a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of hazardous materials. Pursuant to various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous materials. Environmental laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous materials. Although management believes that our operations and facilities are in material compliance with environmental laws and regulations, future changes in them or interpretations thereof or the nature of our operations may require us to make significant additional capital expenditures to ensure compliance in the future.

        We do not maintain specific environmental liability insurance, and the expenses related to these environmental liabilities, if we are required to pay them, could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success.

        Our success substantially depends on the performance, contributions and expertise of our senior management team led by Laurans A. Mendelson, our Chairman, President and Chief Executive Officer. Technical employees are also critical to our research and product development, as well as our ability to continue to re-design sophisticated products of OEMs in order to sell competing replacement parts at substantially lower prices than those manufactured by the OEMs. The loss of the services of any of our executive officers or other key employees or our inability to continue to attract or retain the necessary personnel could have a material adverse effect on our business, financial condition and results of operations.

Our executive officers and directors have significant influence over our management and direction.

        As of January 20, 2004, collectively our executive officers and entities controlled by them, our 401(k) Plan and members of the Board of Directors beneficially owned approximately 35% of our outstanding common stock and approximately 18% of our outstanding Class A common stock. Accordingly, they will be able to substantially influence the election of the Board of Directors and control our business, policies and affairs, including our position with respect to proposed business combinations and attempted takeovers.

Our articles of incorporation and bylaws, as well as Florida corporate law could prevent a change in control of the company, which could adversely impact the value of our equity securities.

        Articles and Bylaws. Some of the provisions of our articles of incorporation and bylaws may have anti-takeover effects and may discourage, delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. These provisions:

        . establish advance notice procedures for the nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders' meetings;

        . provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors or the President of HEICO or by a majority of the Board;

        . authorize the issuance of 10,000,000 shares of Preferred Stock with the designations, rights, preferences and limitations as may be determined from time to time by the Board;

        . authorize the issuance of 30,000,000 shares of common stock having one vote per share; and

        . authorize the issuance of 30,000,000 shares of Class A common stock having 1/10th vote per share.

Accordingly, without shareholder approval, the Board can, among other things:

        . issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting powers or other rights of holders of our common stock and Class A common stock; and

        . help maintain the voting power of existing common stock shareholders and deter or frustrate takeover attempts that existing holders of common stock might consider to be in their best interest by issuing additional shares of Class A common stock.

        Rights. In addition, each common stock right entitles the registered holder to purchase from us one one-hundredth of a share of our Series B Junior Participating Preferred Stock, par value $0.01 per share, at a price of $45.00 per one one-hundredth of a share of Series B Preferred Stock, subject to adjustment. Furthermore, each Class A common stock right entitles the registered holder to purchase from us one one-hundredth of a share of our Series C Junior Participating Preferred Stock, par value $0.01 per share, at a price of $39.00 per one one-hundredth of a share Series C Preferred Stock, subject to adjustment. The rights trade with each outstanding share of common stock and Class A common stock, as applicable. The rights applicable to the common stock or Class A common stock are not exercisable or transferable apart from the respective class of stock until a person or group acquires 15% or more of the outstanding shares of that class of stock or commences, or announces an intention to commence, a tender offer for 15% or more of the outstanding shares of that class of stock. The rights applicable to the common stock or Class A common stock expire on November 2, 2013, and will cause substantial dilution to a person or a group who attempts to acquire our company on terms not approved by the Board or who acquires 15% or more of the outstanding shares of common stock or Class A common stock without approval of the Board. We can redeem the rights at $.01 per right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 15% or more of the outstanding common stock or Class A common stock or until a person commences or announces an intention to commence a tender offer for 15% or more of the outstanding common stock or Class A common stock.

        Subject to adjustment, holders of shares of the Series B and Series C Preferred Stock will be entitled to, among other things, (i) receive, when, as and if declared by the Board of Directors, cash dividends in an amount per share equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the applicable class of stock and (ii) 100 votes per share of Series B Preferred Stock and 10 votes per share of Series C Preferred Stock on all matters submitted to a vote of the shareholders and the right to vote together with the holders of shares of common stock as a single voting group on all matters submitted to a vote of the shareholders.

        Florida Law. Furthermore, some of the provisions of the Florida Business Corporation Act could have the effect of delaying, deferring or preventing a change in control.

There is no established trading market for the offered securities.

        With the exception of our common stock and our Class A common stock, all other types of securities that we may offer pursuant to this prospectus and any supplement will be a new issue of securities with no established trading market and may not be listed on any securities exchange or quoted on any automated dealer quotation system. We cannot assure you that an active trading market for any securities offered will develop or that you will be able to sell any securities offered to you at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for any offered securities.

                                 USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds of any securities sold under this prospectus for general corporate purposes. General corporate purposes may include any of the following:

            .   repaying debt;

            .   funding capital expenditures;

            . paying for possible acquisitions or the expansion of our business; and

            .   providing working capital.

        When a particular series of securities is offered, the prospectus supplement relating to that offer will set forth our intended use for the proceeds we receive from the sale of those securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

        From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make an acquisition or investment probable under Rule 3-05(a) of Regulation S-X.

                                 DIVIDEND POLICY

        We have historically paid semi-annual cash dividends on both our common stock and Class A common stock. In January 2004, we paid our 51st consecutive semi-annual cash dividend since 1979. Our Board of Directors presently intends to continue the payment of regular semi-annual cash dividends on both classes of our common stock. Our ability to pay dividends could be affected by future business performance, liquidity, capital needs, alternative investment opportunities and loan covenants under our revolving credit facility. For the frequency and amount of cash dividends paid on our common stock and Class A common stock for the three most recent fiscal years, see the section "Price Range of Common Stock and Class A Common Stock and Dividends" below.

       PRICE RANGE OF COMMON STOCK AND CLASS A COMMON STOCK AND DIVIDENDS

        Our common stock is listed and traded on the NYSE under the symbol "HEI" and our Class A common stock is listed and traded on the NYSE under the symbol "HEI.A." The following tables set forth, for the periods indicated, the high and low share prices for the common stock and the Class A common stock as reported on the NYSE, as well as the amount of cash dividends paid per share during such periods.

                                  COMMON STOCK
--------------------------------------------------------------------------------
                                                                   CASH DIVIDEND
                                              HIGH        LOW        PER SHARE
                                            --------   ---------   -------------
FISCAL 2001:
   First quarter........................    $  15.79   $    9.92     $    .021
   Second quarter.......................       15.45       10.75            --
   Third quarter........................       17.60       12.02          .021
   Fourth quarter.......................       19.00        9.82            --

FISCAL 2002:
   First quarter........................    $  16.45   $   12.45     $    .023
   Second quarter.......................       15.95       12.91            --
   Third quarter........................       15.68       10.18          .023
   Fourth quarter.......................       12.17        6.95            --

FISCAL 2003:
   First quarter........................    $  11.09   $    8.18     $    .023
   Second quarter.......................       10.11        6.68            --
   Third quarter........................       11.58        6.75          .023
   Fourth quarter.......................       14.30        9.16            --

FISCAL 2004:
   First quarter........................    $  18.45   $   13.71     $    .025
   Second quarter (through April 29)....       17.45       12.90            --

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                                                                   CASH DIVIDEND
                                              HIGH        LOW        PER SHARE
                                            --------   ---------   -------------
FISCAL 2001:
   First quarter........................    $  11.97   $    8.32     $    .021
   Second quarter.......................       14.14       10.00            --
   Third quarter........................       16.28       12.48          .021
   Fourth quarter.......................       15.98        8.55            --

FISCAL 2002:
   First quarter........................    $  12.95   $    9.68     $    .023
   Second quarter.......................       13.16       11.05            --
   Third quarter........................       13.17        8.36          .023
   Fourth quarter.......................        9.44        5.32            --

FISCAL 2003:
   First quarter........................    $   8.64   $    6.59     $    .023
   Second quarter.......................        7.79        5.18            --
   Third quarter........................        8.63        5.53          .023
   Fourth quarter.......................       11.43        7.10            --

FISCAL 2004:
   First quarter........................    $  14.40   $   10.77     $    .025
   Second quarter (through April 29)....       13.89        9.99            --

        As of April 22, 2004, there were 1,016, holders of record of our common stock and 1,087 holders of record of our Class A common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    FOR FISCAL YEAR ENDED OCTOBER 31,
                                                         -------------------------------------------------------
                                                                                                                   FOR THE THREE
                                                                                                                    MONTHS ENDED
                                                           1999        2000      2001        2002        2003     JANUARY 31, 2004
                                                         ---------  ---------  ---------   ---------   ---------  -----------------
EARNINGS:

Earnings before minority interests and income taxes....  $  31,536  $  50,537  $  30,103   $  21,479   $  22,109      $   6,240
Fixed charges .........................................      2,684      6,442      3,446       3,428       2,397            647
                                                         ---------  ---------  ---------   ---------   ---------  -----------------
Adjusted earnings .....................................  $  34,220  $  56,979  $  33,549   $  24,907   $  24,506      $   6,887
                                                         =========  =========  =========   =========   =========  =================

FIXED CHARGES:

Interest expense ......................................  $   2,173  $   5,611  $   2,486   $   2,246   $   1,189      $     331
Amortization of debt issuance costs ...................        186        151        221         195         285             83
Portion of rental payments deemed to be interest/(1)/..        325        680        739         985         923            233
                                                         ---------  ---------  ---------   ---------   ---------  -----------------
Total fixed charges ...................................  $   2,684  $   6,442  $   3,446   $   3,428   $   2,397      $     647
                                                         =========  =========  =========   =========   =========  =================

Ratio of earnings to fixed charges: ...................       12.7        8.8        9.7         7.3        10.2           10.6

/(1)/ Interest portion of rental expense estimated to be one-third of rental expense.

                              SELLING SHAREHOLDERS

        The table below sets forth, as of April 22, 2004, the number of shares of our common stock and our Class A common stock that each selling shareholder beneficially owns and the number of such shares being registered for sale by the selling shareholders under this prospectus. The percentage of outstanding shares of common stock and Class A common stock beneficially owned before the offering is based on 9,871,438 shares of our common stock and 14,283,279 shares of our Class A common stock outstanding as of April 22, 2004 and is calculated in accordance with rule 13d-3 under the Exchange Act. The percentage of outstanding shares of common stock and Class A common stock beneficially owned after the offering assumes that all of the shares of common stock and Class A common stock offered by the selling shareholders under the prospectus have been sold.

        The term "selling shareholders," as used in this prospectus, includes each of the holders listed below and its donees or heirs receiving shares from the holder listed below after the date of this prospectus. The selling shareholders may sell, transfer or otherwise dispose of some or all of their shares of common stock and Class A common stock, including shares of common stock and Class A common stock and other of our securities not covered by this prospectus, in transactions exempt from the registration requirements of the Securities Act of 1933, including in open-market transactions in reliance on Rule 144 under the Securities Act. We will update, amend or supplement this prospectus from time to time to update the disclosure in this section as may be required.

         The selling shareholders will not bear the expenses of the registration in connection with the offering of their shares. The registration of the selling shareholders' shares of common stock and Class A common stock does not necessarily include that the selling shareholders will offer or sell any of their shares.

                                                      Percentage of                                             Percentage of
                                                       Outstanding                                               Outstanding
                                       Shares            Shares          Maximum Number          Shares             Shares
                                    Beneficially       Beneficially      of Shares Owned      Beneficially       Beneficially
                                   Owned Prior to     Owned Prior to      Which May Be       Owned After the     Owned After
Name                                  Offering           Offering        Offered Hereby         Offering*          Offering
-------------------------------    ---------------   ----------------   -----------------   -----------------   --------------
Mendelson Reporting Group

   Common Stock/(1)/                   2,288,926              21.6%                  0           2,288,926             21.6%

   Class A Common Stock/(2)/           1,206,463               8.1%            500,000             706,463              4.8%

----------
/1/ Consists of 1,222,773 shares deemed to be beneficially owned by Laurans A.
    Mendelson, 460,788 shares deemed to be beneficially owned by Eric A. Mendelson, 448,083 shares deemed to be beneficially owned by Victor H. Mendelson and 157,282 shares owned by Mendelson International Corporation, which may be deemed to be beneficially owned by each or any of Laurans, Eric or Victor Mendelson, however Laurans Mendelson disclaims beneficial ownership of these shares.

/2/ Consists of 666,759 shares deemed to be beneficially owned by Laurans A.
    Mendelson, 182,916 shares deemed to be beneficially owned by Eric A. Mendelson, 209,379 shares deemed to be beneficially owned by Victor H. Mendelson and 147,409 shares owned by Mendelson International Corporation, which may be deemed to be beneficially owned by each or any of Laurans, Eric or Victor Mendelson, however Laurans Mendelson disclaims beneficial ownership of these shares.

* We have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act and this information does not necessarily indicate beneficial ownership for any other purpose.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

        We are authorized to issue 30,000,000 shares of common stock, par value $.01 per share, 30,000,000 shares of Class A common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 300,000 shares have been designated as Series B Junior Participating Preferred Stock and 300,000 shares have been designated as Series C Junior Participating Preferred Stock. As of April 22, 2004, (i) 9,871,438 shares of common stock were outstanding and such shares were held by approximately 1,016 holders of record and (ii) 14,283,279 shares of Class A common stock were outstanding and such shares were held by approximately 1,087 holders of record. None of the Preferred Stock is outstanding.

        The following descriptions of the common stock, the Class A common stock, the Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are based on our Articles and Bylaws and applicable Florida law.

COMMON STOCK

        Each holder of common stock is entitled to one vote for each share owned of record on all matters presented to the shareholders. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding Preferred Stock. The common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions. Currently, 4,273,432 shares are reserved for issuance as either common stock or Class A common stock under our existing stock option plans.

        Holders of common stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding and subject to any dividend restrictions in our revolving credit facility. No dividends or other distributions (including redemptions or repurchases of shares of capital stock) may be made if, after giving effect to any such dividends or distributions, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock.

        The transfer agent and registrar for the common stock is Mellon Investor Services, Atlanta, Georgia.

CLASS A COMMON STOCK

        Each holder of Class A common stock is entitled to the identical rights as the holders of common stock except that each share of common stock will entitle the holder thereof to one vote in respect of matters submitted for the vote of holders of common stock, whereas each share of Class A common stock will entitle the holder thereof to one-tenth of a vote on such matters.

PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

        Our Board of Directors is authorized, without further shareholder action, to designate and issue from time to time one or more series of Preferred Stock, including the Series B Preferred Stock and Series

C Preferred Stock. The Board of Directors may fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions of any series of Preferred Stock so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences and rights, voting or otherwise senior to the rights of holders of common stock and Class A common stock. Subject to adjustment, holders of shares of the Series B and Series C Preferred Stock will be entitled to, among other things, (i) receive, when, as and if declared by the Board of Directors cash dividends in an amount per share equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the applicable class of stock and (ii) 100 votes per share of Series B Preferred Stock and 10 votes per share of Series C Preferred Stock on all matters submitted to a vote of the shareholders and the right to vote together with the holders of shares of common stock and Class A common stock as a single voting group on all matters submitted to a vote of the shareholders. As of the date of this Prospectus, the Board of Directors has not issued any Preferred Stock or Series B or Series C Preferred Stock, and has no plans to issue any shares of Preferred Stock or Series B or Series C Preferred Stock.

Anti-Takeover Effects of Certain Provisions of Florida Law, our Articles of Incorporation and Bylaws, and the Preferred Stock Purchase Rights

        Articles and Bylaws. Some of the provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may discourage, delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. These provisions do the following:

        . establish advance notice procedures for the nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders' meetings;

        . provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors or the President of HEICO or by a majority of the Board;

        . authorize the issuance of 10,000,000 shares of Preferred Stock with the designations, rights, preferences and limitations as may be determined from time to time by the Board;

        . authorize the issuance of 30,000,000 shares of common stock having one vote per share; and

        . authorize the issuance of 30,000,000 shares of Class A common stock having 1/10th vote per share.

        Accordingly, without shareholder approval, the Board can, among other things,

        . issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting powers or other rights of holders of our common stock and Class A common stock; and

        . help maintain the voting power of existing common stock shareholders and deter or frustrate takeover attempts that existing holders of common stock might consider to be in their best interest by issuing additional shares of Class A common stock.

        Rights. In addition, each common stock right entitles the registered holder to purchase from us one one-hundredth of a share of our Series B Junior Participating Preferred Stock, par value $0.01 per share, at a price of $45.00 per one one-hundredth of a share of Series B Preferred Stock, subject to adjustment. Furthermore, each Class A common stock right entitles the registered holder to purchase from us one one-hundredth of a share of our Series C Junior Participating Preferred Stock, par value $0.01 per share, at a price of $39.00 per one one-hundredth of a share Series C Preferred Stock, subject to adjustment. The rights trade with each outstanding share of common stock and Class A common stock, as applicable. The rights applicable to the common stock or Class A common stock are not exercisable or transferable apart from the respective class of stock until a person or group acquires 15% or more of the outstanding shares of that class of stock or commences, or announces an intention to commence, a tender offer for 15% or more of the outstanding shares of that class of stock. The rights applicable to the common stock or Class A common stock expire on November 2, 2013, and will cause substantial dilution to a person or a group who attempts to acquire our company on terms not approved by the Board or who acquires 15% or more of the outstanding shares of common stock or Class A common stock without approval of the Board. We can redeem the rights at $.01 per right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 15% or more of the outstanding common stock or Class A common stock or until a person commences or announces an intention to commence a tender offer for 15% or more of the outstanding common stock or Class A common stock.

        Subject to adjustment, holders of shares of the Series B and Series C Preferred Stock will be entitled to, among other things, (i) receive, when, as and if declared by the Board of Directors, cash dividends in an amount per share equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the applicable class of stock and (ii) 100 votes per share of Series B Preferred Stock and 10 votes per share of Series C Preferred Stock on all matters submitted to a vote of the shareholders and the right to vote together with the holders of shares of common stock as a single voting group on all matters submitted to a vote of the shareholders.

        Florida Law. Furthermore, some of the provisions of the Florida Business Corporation Act could have the effect of delaying, deferring or preventing a change in control.

                         DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

        We may offer under this prospectus up to $120,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an aggregate offering price of up to $120,000,000. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." Unless otherwise specified in a supplement to this prospectus, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See "--Subordination" below.

        The debt securities will be issued under an indenture between us and a trustee. We have summarized below the general features of the debt securities to be governed by the indenture. The form of summary is not complete. The form of indenture has been filed as an exhibit to the registration statement that we have filed with the Commission, of which this prospectus forms a part. We encourage you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture. Capitalized terms used in the summary have the meanings specified in the indenture.

GENERAL

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

        We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

            .   the title;

            . the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

            .   any limit on the amount that may be issued;

            . whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

            .   the maturity date;

            . the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

            . whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

            . the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

            . whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

            . the terms of the subordination of any series of subordinated debt;

            .   the place where payments will be payable;

            .   restrictions on transfer, sale or other assignment, if any;

            . our right, if any, to defer payment of interest and the maximum length of any such deferral period;

            . the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

            . provisions for a sinking fund purchase or other analogous fund, if any;

            . the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

            . whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

                .   incur additional indebtedness;

                .   issue additional securities;

                .   create liens;

                . pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

                .   redeem capital stock;

                . place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

                .   make investments or other restricted payments;

                .   sell or otherwise dispose of assets;

                .   enter into sale-leaseback transactions;

                .   engage in transactions with shareholders and affiliates;

                .   issue or sell stock of our subsidiaries; or

                .   effect a consolidation or merger;

            . whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

            . a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

            .   information describing any book-entry features;

            .   the procedures for any auction and remarketing, if any;

            . the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

            . if other than dollars, the currency in which the series of debt securities will be denominated; and

            . any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or be advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

CONVERSION OR EXCHANGE RIGHTS

        We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

COVENANTS

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

        The indenture in the form initially filed as an exhibit to the registration statement of which this prospectus is a part does not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indenture and the debt securities.

        If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

EVENTS OF DEFAULT

        The following are events of default under the indenture with respect to any series of debt securities that we may issue:

            . if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

            . if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

            . if we fail to observe or perform any other covenant contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 30 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;

            . if specified events of bankruptcy, insolvency or reorganization occur; and

            . any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

        . that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

        . the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

        If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

MODIFICATION AND WAIVER

        We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

        . reduce the amount of debt securities whose holders must consent to an amendment or waiver;

        . reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

        . reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

        . reduce the principal amount of discount securities payable upon acceleration of maturity;

        . waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

        . make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

        . make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

        .   waive a redemption payment with respect to any debt security.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

        Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

        Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

        . we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

        . any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

        . depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

        . delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

        Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

        "Foreign Government Obligations" means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

        . direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

        . obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

SUBORDINATION

        Unless indicated differently in a prospectus supplement, our subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior debt. This means that upon:

            . any distribution of our assets upon our dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings, or

            . the acceleration of the maturity of the subordinated debt securities, or

            . a failure to pay any senior debt or interest thereon when due and the continuance of that default beyond any applicable grace period, or

            . the acceleration of the maturity of any senior debt as a result of a default,

the holders of all of our senior debt will be entitled to receive:

            . in the case of the first two bullet points above, payment of all amounts due or to become due on all senior debt, and

            . in the case of the second two bullet points above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in the bullet points above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities.

        The term "senior debt" means with respect to the subordinated debt securities, the principal of, premium, if any, and interest, if any, on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed:

            . all of our indebtedness evidenced by notes, debentures, bonds or other securities sold by us for money or other obligations for money borrowed;

            . all indebtedness of others of the kinds described in the preceding bullet point assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise, as applicable; and

            . all renewals, extensions or refundings of indebtedness of the kinds described in either of the first two bullet points above,

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities.

        Due to the subordination, if our assets are distributed upon insolvency, certain of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture.

        The subordinated debt securities and the subordinated indenture do not limit our ability to incur additional indebtedness, including indebtedness that will rank senior to the subordinated debt securities. We may incur substantial additional amounts of indebtedness in the future.

GOVERNING LAW

        The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

                        DESCRIPTION OF DEPOSITARY SHARES

        This section describes the general terms of the depositary shares we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

GENERAL

        We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

        The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all of the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

        Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

DIVIDENDS AND OTHER DISTRIBUTIONS

        The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date; provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

        If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

WITHDRAWAL OF SHARES

        Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

CONVERSION, EXCHANGE AND REDEMPTION

        If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

        Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.

        After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion of the depositary shares.

VOTING THE PREFERRED STOCK

        When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

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AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

        We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

        We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days before termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

        . the depositary has redeemed all related outstanding depositary shares;

        . all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

        . we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

REPORTS AND OBLIGATIONS

        The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated articles of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

PAYMENT OF FEES AND EXPENSES

        We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

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

RESIGNATION AND REMOVAL OF DEPOSITARY

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                             DESCRIPTION OF WARRANTS

        This section describes the general terms of the warrants that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

GENERAL

        We may issue warrants to purchase debt securities or equity securities, including common stock, Class A common stock or preferred stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

DEBT WARRANTS

        We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

        The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of the debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.

        The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

        .   the title of the debt warrants;

        .   the initial offering price;

        . the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

        . the currency or currency units in which the offering price, if any, and the exercise price are payable;

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

        . the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

        . the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

        . the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

        . if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

        . the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

        . if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

        . whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

        .   anti-dilution provisions of the debt warrants, if any;

        . redemption or call provisions, if any, applicable to the debt warrants; and

        . any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

EQUITY WARRANTS

        We may issue warrants for the purchase of our equity securities, such as our common stock, Class A common stock or preferred stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

        The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of the equity warrant certificate representing the equity warranty, will be filed with the SEC in connection with the offering of the equity warrants.

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

        The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

        .   the title of the equity warrants;

        .   the initial offering price;

        . the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

        . the currency or currency units in which the offering price, if any, and the exercise price are payable;

        . if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

        . the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

        . if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

        . the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

        . if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

        .   anti-dilution provisions of the equity warrants, if any;

        . redemption or call provisions, if any, applicable to the equity warrants; and

        . any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

        Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

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

                              DESCRIPTION OF UNITS

        We may issue units comprised of one or more debt securities, common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The prospectus supplement may describe:

            . the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

            . any provisions of the governing unit agreement that differ from those described below; and

            . any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series.

UNIT AGREEMENTS

        We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

        The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

ENFORCEMENT OF RIGHTS

        The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

        Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued.

        Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities that are included in those units. Limitations of this kind will be described in the prospectus supplement.

MODIFICATION WITHOUT CONSENT OF HOLDERS

        Unless provided otherwise in an applicable prospectus supplement, we and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

        .   to cure any ambiguity;

        .   to correct or supplement any defective or inconsistent provision;

        . to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

        We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do one need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

MODIFICATION WITH CONSENT OF HOLDERS

        Unless provided otherwise in an applicable prospectus supplement, we may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

        . impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right, or

        . reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

        Unless provided otherwise in an applicable prospectus supplement, any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

        . If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series, or

        . If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

        These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

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

        In each case, the required approval must be given by written consent.

UNIT AGREEMENTS WILL NOT BE QUALIFIED UNDER TRUST INDENTURE ACT

        No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

TITLE

        We and the unit agents and any of our respective agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

                          LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

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

STREET NAME HOLDERS

        We may terminate global securities or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

LEGAL HOLDERS

        Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice, even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders, but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

        If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

        .   how it handles securities payments and notices;

        .   whether it imposes fees or charges;

        . how it would handle a request for the holders' consent, if ever required;

        . whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

        . how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

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

        . if the securities are global securities, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

        A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all global securities issued under this prospectus.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "-- Special Situations when a Global Security will be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only as global securities, an investor should be aware of the following:

        . An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

        . An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

        . An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

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

        . An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

        . The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

        . The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

        . Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

        In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders.

        We have described the rights of holders and street name investors above. A global security will terminate when the following special situations occur:

        . if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

        . if we notify any applicable trustee that we wish to terminate that global security; or

        . if an event of default has occurred with regard to securities represented by that global security and the default has not been cured or waived.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

                              PLAN OF DISTRIBUTION

        We and the selling shareholders may sell the securities described in this prospectus from time to time in one or more transactions:

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

        .   to purchasers directly;

        .   to underwriters for public offering and sale by them;

        .   through agents;

        .   through dealers; or

        .   through a combination of any of the foregoing methods of sale.

We and the selling shareholders may distribute the securities from time to time in one or more transactions at:

        .   a fixed price or prices, which may be changed;

        .   market prices prevailing at the time of sale;

        .   prices related to such prevailing market prices; or

        .   negotiated prices.

DIRECT SALES

        We and the selling shareholders may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

TO UNDERWRITERS

        The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

        Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

        Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

THROUGH AGENTS AND DEALERS

        We and the selling shareholders will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

        If a dealer is utilized in the sale of the securities being offered pursuant to this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

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

DELAYED DELIVERY CONTRACTS

        If we so specify in the applicable prospectus supplement, underwriters, dealers and agents will be authorized to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

        The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

GENERAL INFORMATION

        Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We and the selling shareholders may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

        Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock and Class A Common Stock. The securities, except for our common stock and Class A Common Stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

        The filing of the registration statement in which this prospectus is included does not preclude us from issuing securities in a transaction that is exempt from the registration provisions of the securities laws.

                                  LEGAL MATTERS

        Certain legal matters relating to the offering will be passed upon for us and the selling shareholders by Akerman Senterfitt, Miami, Florida.

                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from HEICO Corporation's Annual Report on Form 10-K for the year ended October 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy these reports and other information at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, you may read our Commission filings over the Internet at the Commission's website at http://www.sec.gov.

        We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act to register with the Commission the securities described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

        The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

        We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

        (a) Our Annual Report on Form 10-K for the year ended October 31, 2003;

        (b) Our Quarterly Report on Form 10-Q for the period ended January 31, 2004;

        (c) Our Current Reports on Form 8-K dated November 2, 2003 and March 1, 2004;

        (d) the description of our common stock contained in our Registration Statement on Form 8-B, filed on April 28, 1993; and

        (e) the description of our Class A common stock contained in our Registration Statement on Form 8-A, filed on April 8, 1998, as amended January 27, 1999.

        In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

        We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

                                HEICO Corporation
                                3000 Taft Street
                            Hollywood, Florida 33021
                               Tel: (954) 987-4000

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

                SEC registration fee............................. $   16,059.86
                Legal fees and expenses.......................... $  100,000.00
                Accounting fees and expenses..................... $    7,000.00
                Printing, engraving and mailing expenses......... $   75,000.00
                Miscellaneous.................................... $   11,940.14
                                                                  -------------
                       Total..................................... $  210,000.00
                                                                   =============

* All amounts, except for the SEC registration fee, are estimated.

ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided in such statute. Our Articles of Incorporation provide that we may indemnify our executive officers and directors to the fullest extent permitted by law either now or hereafter. We have entered or will enter into an agreement with each of our directors and some of our officers wherein we have agreed or will agree to indemnify each of them to the fullest extent permitted by law.

        The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in our favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

ITEM 16.        EXHIBITS.

EXHIBIT NO.     DESCRIPTION
-----------     ----------------------------------------------------------------
    1.1         Underwriting Agreement.*

    4.1 Specimen Preferred Stock Certificate and Form of Designations of Preferred Stock.*

    4.2         Form of Indenture.**

    4.3         Form of Note.*

    4.4         Form of Deposit Agreement and Depositary Receipt.*

    4.5         Form of Common Stock Warrant Agreement and Warrant Certificate.*

    4.6         Form of Class A Common Stock Warrant Agreement and warrant
                Certificate.*

    4.7         Form of Preferred Stock Warrant Agreement and Warrant
                Certificate.*

    4.8         Form of Debt Securities Warrant Agreement and Warrant
                Certificate.*

    4.9         Form of Unit.*

    4.10        Form of Unit Agreement.*

    5.1         Opinion of Akerman Senterfitt.**

   12.1         Statement of Computation of Ratio of Earnings to Fixed
                Charges.**

   23.1         Consent of Deloitte & Touche LLP.**

   23.2         Consent of Akerman Senterfitt (included in Exhibit 5.1 hereto).

   24.1 Power of Attorney (included on signature page of this Registration Statement).

   25.1         Statement of Eligibility of Trustee.*

* To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**      Filed herewith.

ITEM 17.        UNDERTAKINGS.

(a)     The registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under
        Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on April 29, 2004.

                                       HEICO CORPORATION

                                       By: /s/ Laurans A. Mendelson
                                           ------------------------------------
                                           Laurans A. Mendelson
                                           Chairman of the Board, President,
                                           Chief Executive Officer and Director

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurans A. Mendelson and Thomas S. Irwin his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement (and any and all amendments thereto) related to this Registration Statement and filed pursuant to Rule 462(b) promulgated by the Securities and Exchange Commission, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                 TITLE                            DATE
---------------------------------    ---------------------------------------     ---------------
/s/ Laurans A. Mendelson             Chairman of the Board, President, Chief      April 29, 2004
---------------------------------    Executive Officer (principal executive
LAURANS A. MENDELSON                 officer) and Director

/s/ Thomas S. Irwin                  Executive Vice President and Chief           April 29, 2004
---------------------------------    Financial Officer (principal financial
THOMAS S. IRWIN                      officer)

/s/ Eric A. Mendelson                Executive Vice President and Director;       April 29, 2004
---------------------------------    President of HEICO Aerospace Holdings
ERIC A. MENDELSON                    Corp.

           SIGNATURE                                 TITLE                            DATE
---------------------------------    ---------------------------------------     ---------------
/s/ Victor H. Mendelson              Executive Vice President, General            April 29, 2004
---------------------------------    Counsel and Director; President and
VICTOR H. MENDELSON                  Chief Executive Officer of HEICO
                                     Electronic Technologies Corp.

/s/ Samuel L. Higginbottom           Director                                     April 29, 2004
---------------------------------
SAMUEL L. HIGGINBOTTOM

/s/ Wolfgang Mayrhuber               Director                                     April 29, 2004
---------------------------------
WOLFGANG MAYRHUBER

/s/ Albert Morrison, Jr.             Director                                     April 29, 2004
---------------------------------
ALBERT MORRISON, JR.

/s/ Dr. Alan Schriesheim             Director                                     April 29, 2004
---------------------------------
DR. ALAN SCHRIESHEIM

                                  EXHIBIT INDEX

 EXHIBIT NO.    DESCRIPTION
 -----------    ----------------------------------------------------------------
     1.1        Underwriting Agreement.*

     4.1 Specimen Preferred Stock Certificate and Form of Designations of Preferred Stock.*

     4.2        Form of Indenture.**

     4.3        Form of Note.*

     4.4        Form of Deposit Agreement and Depositary Receipt.*

     4.5        Form of Common Stock Warrant Agreement and Warrant Certificate.*

     4.6        Form of Class A Common Stock Warrant Agreement and Warrant
                Certificate.*

     4.7        Form of Preferred Stock Warrant Agreement and Warrant
                Certificate.*

     4.8        Form of Debt Securities Warrant Agreement and Warrant
                Certificate.*

     4.9        Form of Unit.*

     4.10       Form of Unit Agreement.*

     5.1        Opinion of Akerman Senterfitt.**

    12.1        Statement of Computation of Ratio of Earnings to Fixed
                Charges.**

    23.1        Consent of Deloitte & Touche LLP.**

    23.2        Consent of Akerman Senterfitt (included in Exhibit 5.1 hereto).

    24.1 Power of Attorney (included on signature page of this Registration Statement).

    25.1        Statement of Eligibility of Trustee.*

* To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**      Filed herewith.